UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 31, 2007
OM GROUP, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)
001-12515
(Commission File Number)
52-1736882
(I.R.S. Employer Identification Number)
127 Public Square
1500 Key Tower
Cleveland, Ohio 44114-1221
(Address of principal executive offices)
(Zip code)
(216) 781-0083
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12) Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
☐ CFR 240.14d-2(b)) Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
☐ CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On January 31, 2007, OM Group, Inc. (the “Company”) entered into a second amendment to its Revolving Credit Agreement dated as of December 20, 2005, with National City Bank, as administrative agent, and certain other lending institutions. Pursuant to the second amendment, in addition to revolving loans in the aggregate amount of up to $100 million that were previously available under the Revolving Credit Agreement, the Company may request additional revolving loans in the aggregate amount of up to $125 million. Such additional revolving loans may only be used to redeem the Company’s outstanding 9 1/4% Senior Subordinated Notes due 2011. Such additional revolving loans must be repaid when the Company receives net proceeds from the pending sale of its nickel business, but not later than July 31, 2007. The Company may not declare and pay any cash dividends on its common stock at any time during which any additional revolving loans are outstanding.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The information set forth under Item 1.01 above is incorporated herein by reference.
Item 8.01. Other Events
     The Company has elected to call for redemption all $400 million aggregate principal amount of its outstanding 9 1/4 % Senior Subordinated Notes due 2011. The notes were issued pursuant to an Indenture dated as of December 12, 2001, under which Wells Fargo Bank, National Association (“Wells Fargo”), is serving as successor trustee. On February 2, 2007, the Company caused Wells Fargo to mail to registered holders of the notes a Notice of Full Redemption. The notes will be redeemed at a redemption price of 104.625% of the principal amount plus accrued interest up to, but not including, the redemption date of March 7, 2007. Holders of the notes must surrender their notes to Wells Fargo, which is acting as paying agent, in order to collect the redemption price and accrued interest. Under the provisions of the Indenture, the redemption price for the notes will become due and payable on March 7, 2007, and upon payment of the redemption price interest on the notes will cease to accrue on and after that date.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OM Group, Inc. (Registrant)
Date: February 6, 2007	/s/ Kenneth Haber Name: Kenneth Haber Title: Chief Financial Officer

2